PEOPLES BANCORP INC. – P.O. BOX 738 - MARIETTA, OHIO – 45750
                                                      www.peoplesbancorp.com

                                                                                       NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Mark F. Bradley
August 14, 2008		President and Chief Executive Officer
(740) 373-3155

PEOPLES BANCORP INC. DECLARES
THIRD QUARTER 2008 DIVIDEND
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MARIETTA, Ohio - The Board of Directors of Peoples Bancorp Inc. (“Peoples”) (NASDAQ: PEBO) today declared a cash dividend of $0.23 per share payable on October 1, 2008, to shareholders of record at September 15, 2008.
The third quarter dividend represents a pay out of approximately $2.4 million, based on 10.4 million shares outstanding at August 14, 2008, and a 4.5% increase over the $0.22 declared a year ago.
 “While some financial services companies have had to reduce their dividends in 2008, Peoples’ strong capital position has allowed the Board to raise the dividends to our shareholders,” said Mark F. Bradley, President and Chief Executive Officer. “Our capital levels are expected to remain well above the amounts needed to be considered well-capitalized after the payment of the third quarter dividend.”
Including the third quarter dividend, Peoples has declared dividends of $0.68 per share in 2008 versus $0.66 per share declared through the same period of 2007. The annualized 2008 dividend of $0.92 equates to a yield of 4.07% based on Peoples’ closing stock price of $22.60 on August 13, 2008.
Peoples Bancorp Inc. is a diversified financial products and services company with $1.9 billion in assets, 50 locations and 38 ATMs in Ohio, West Virginia and Kentucky.  Peoples makes available a complete line of banking, investment, insurance, and trust solutions through its financial service units – Peoples Bank, National Association; Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, Inc.  Peoples’ common shares are traded on the NASDAQ Global Select Market under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly traded companies.  Learn more about Peoples at www.peoplesbancorp.com.

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